Exhibit 16.1

January 8, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated December 31, 2003 of Nortech Systems Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

/s/ Larson, Allen, Weishair & Co., LLP

cc:     Michael Degen